Exhibit 10-f-2
ROCKWELL COLLINS
DEFERRED COMPENSATION PLAN
The purpose of this Plan is to provide certain specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Rockwell Collins, Inc. and its affiliates. This Plan is unfunded for tax purposes and for purposes of Title I of ERISA.
This Plan is a continuation of the Rockwell International Corporation Deferred Compensation Plan. Effective as of June 29, 2001, Rockwell Collins, Inc. assumed such plan and all liabilities thereunder with respect to the Rockwell Collins Participants (as defined in the Employee Matters Agreement). Such plan has been renamed as the Rockwell Collins Deferred Compensation Plan.
For purposes of retaining “grandfathered” status under Section 409A of the Internal Revenue Code of 1986, as amended, the Plan was amended effective as of January 1, 2005 to limit the Plan to account balances that were earned and vested as of December 31, 2004 (and any earnings deemed credited thereon).
ARTICLE I: DEFINITIONS
1.010 Account means one of the accounts established for the purpose of measuring and determining a Participant’s interest in this Plan, such accounts being the Participant’s Deferral Account and Company Match Account.
1.020 Account Balance means, with respect to each Participant, an account in the records of the Company equal to the sum of the Participant’s:
(a)	Deferral Account balance, and

(b)	Company Match Account balance.
The Account Balance (and each underlying balance making up such Account Balance) is a bookkeeping entry only and will be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to this Plan.
1.030 Affiliate means:
(a)	any corporation incorporated under the laws of one of the United States of America of which the Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code §1563);

(b)	any partnership or other business entity organized under such laws, of which the Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code §414(c)); and

(c)	any other company deemed to be an Affiliate by the Company’s Board of Directors.
1.040 Annual Company Match Amount for any Plan Year means the amount determined in accordance with Section 3.030.
1.050 Annual Deferral Amount means that portion of a Participant’s Base Annual Salary and/or Incentive Compensation which a Participant elects to have deferred, in accordance with Article III, for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 9.020), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount will be the actual amount withheld prior to such event.
1.060 Annual Installment Method means a benefit payment method involving a series of annual installment payments over the number of years selected by the Participant in accordance with this Plan, which will be calculated in the manner set forth in this Section. The Account Balance of the Participant will be determined as of the close of business on the last business day of the calendar year. The annual installment will be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of annual payments due the Participant. (By way of example, if a Participant were to elect a 10-year payment under the Annual Installment Method, the first payment would be one-tenth (1/10) of the Account Balance, calculated as described in this definition. The following year, the payment would be one-ninth (1/9) of the Account Balance, calculated as described in this definition.) Each annual installment will be paid within the first sixty (60) days of the calendar year following the applicable year.
1.070 Base Annual Salary means the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) paid to a Participant for employment services rendered. Base Annual Salary will be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company or any Affiliate and will be calculated to include amounts not otherwise included in the Participant’s gross income under Code §125, 402(e)(3), 402(h), or 403(b), pursuant to plans established by the Company or an Affiliate; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.
1.080 Beneficiary means one or more persons, trusts, estates or other entities, designated in accordance with Article X who or which are entitled to receive benefits under this Plan upon the death of a Participant.

1.090 Beneficiary Designation Form means the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate, in order to designate one or more Beneficiaries.
1.100 Board of Directors means the Company’s Board of Directors.
1.110 Change of Control means any of the following occurring at any time after June 29, 2001:
(a)	The acquisition by any individual, entity or group (within the meaning of §13(d)(3) or §14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, Rockwell or any corporation controlled by the Company or Rockwell or (z) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 1.110; or

(b)	Individuals who, as of June 29, 2001, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Company Transaction”), in each case, unless, following such Company Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Company Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company, of Rockwell or of such corporation resulting from such Company Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Company Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Company Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Company Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Company Transaction; or

(d)	Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.
1.120 Code means the Internal Revenue Code of 1986, as from time to time amended.
1.130 Committee means the Compensation Committee of the Board of Directors.
1.140 Company means Rockwell Collins, Inc., a Delaware corporation and its predecessor, Rockwell International Corporation.
1.150 Company Match Account means:
(a)	the sum of all of a Participant’s Annual Company Match Amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Company Match Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Company Match Account.
1.152 CSSIP Bonus means a payment which is deemed by the Company, as it determines in its sole discretion, to be payable to certain Participants who:
(a)	were active Employees on September 30, 1982 and were, therefore, eligible at that time for possible payment of a bonus (in the discretion of the Company) pursuant to the terms and conditions of the Company’s payroll practice and personnel procedure known as the Collins Significant Service Indemnity Plan (the “CSSIP Program”);

(b)	are active Employees both at the time of such determination; and

(c)	are otherwise eligible at the time of such determination to be paid the said bonus pursuant to the terms and conditions of the said CSSIP Program.
1.155 CSSIP Bonus Deferral means the deferral by a Participant of all of the CSSIP Bonus otherwise payable to him by the Company pursuant to the CSSIP Program.
1.157 CSSIP Bonus Deferral Account means
(a)	the amount of a Participant’s CSSIP Bonus Deferral or, if there should be more than one CSSIP Bonus payable to a Participant by the Company and deferred by the Participant, the sum of the Participant’s CSSIP Bonus Deferrals;

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020 which are related to such CSSIP Bonus Deferral(s); and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such CSSIP Bonus Account.
1.160 Deduction Limitation means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation will be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Company determines in good faith prior to a Change of Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code §162(m), then, to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change of Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation will continue to be credited/debited with additional amounts in accordance with Section 4.020(b), even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon will be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined in good faith by the Company, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by §162(m), or if earlier, the effective date of a Change of Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation will not apply to any distributions made after a Change of Control.
1.170 Deferral Election means an election made pursuant to Article III by a Participant to defer receipt of a part of his Base Annual Salary or to defer receipt of all or a part of his Incentive Compensation.
1.180 Deferral Election Form means the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate to make a Deferral Election pursuant to Article III, in order to defer receipt of a part of his Base Annual Salary or to defer receipt of all or a part of his Incentive Compensation.

1.190 Determination Date which only has applicability with respect to the provisions of Appendix A of this Plan, as such appendix applies to the interests of individuals who were participants in a Predecessor Plan and as it defines the value from time to time of amounts deferred under such Predecessor Plans prior to the Effective Date, means the last day of each calendar year quarter (i.e., March 31st, June 30th, September 30th and December 31st).
1.200 Disability means a period of disability during which a Participant qualifies for permanent disability benefits under the Company’s or an Affiliate’s long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits, if the Participant had been a participant in such a plan, as determined. If the Company and its Affiliates do not sponsor such a plan, or if they should discontinue sponsoring such a plan, Disability shall be determined by the Committee or its delegate.
1.210 Effective Date means June 1, 2000 for this Plan and means, respectively for Rockwell International Corporation, April 3, 1985.
1.220 Eligible Employee means:
(a)	For Plan Years commencing January 1, 2000 through January 1, 2003, any Employee who is employed in the United States by the Company or an Affiliate whose Base Annual Salary is greater than or equal to $100,000.

(b)	For the Plan Year commencing January 1, 2004, any Employee who is employed in the United States by the Company or an Affiliate whose Base Annual Salary for 2004 is greater than or equal to $110,000. Notwithstanding the foregoing, any Employee who was a Participant in the Plan in 2003 is eligible to participate for the Plan Year ending December 31, 2004 even if such Employee’s Base Annual Salary is less than $110,000 for 2004.
1.230 Employee means any person who is employed by the Company or by an Affiliate.
1.240 Employee Matters Agreement means the Employee Matters Agreement dated as of June 29, 2001 Rockwell International Corporation, New Rockwell Collins, Inc. and Rockwell Scientific Company LLC.
1.250 ERISA means the Employee Retirement Income Security Act of 1974, as from time to time amended.
1.260 Exchange Act means the Securities Exchange Act of 1934, as amended.
1.270 Incentive Compensation means any award payable to a Participant under an Incentive Compensation Plan sponsored by the Company or an Affiliate which, but for a Deferral Election under the Plan, would be paid to the Participant and considered to be “wages” for purposes of United States federal income tax withholding.

1.280 Incentive Compensation Deferral means a deferral by a Participant of part or all of his Incentive Compensation otherwise payable to him with respect to a particular fiscal year of the Company.
1.290 Incentive Compensation Deferral Account means:
(a)	the sum of all of a Participant’s Incentive Compensation Deferrals,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b) which are related to such Incentive Compensation Deferral Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Incentive Compensation Deferral Account.
1.300 Interest Rate. One-twelfth of the annual interest rate for quarterly compounding that is one hundred and twenty percent (120%) of the “applicable Federal long-term rate” determined by the Secretary of the Treasury pursuant to Code §1274(d), or any successor provision, as applicable for each of the months in the three-month period ending on the last day of each calendar year quarter.
1.310 Measurement Funds means the investment vehicles offered under this Plan which are identified and described in Appendix B, each of whose purpose is to mirror, to the greatest extent reasonably possible, the investment performance of a particular benchmark mutual fund sponsored and offered by Fidelity Investments, each of which benchmark mutual funds is also described in the said Appendix B.
1.320 Named Fiduciary means the Committee, its delegates, the Trustee and, following the occurrence of a Change of Control, the third-party fiduciary described in Section 13.020 of this Plan.
1.330 Non-Qualified Savings Plan means the Rockwell Collins Non-Qualified Savings Plan, as amended from time to time.
1.340 Participant means any (a) Rockwell Collins Participant (as defined in the Employee Matters Agreement) on whose behalf account balances were retained under this Plan effective as of June 29, 2001 and (b) an Eligible Employee:
(1)	who is an employee of Rockwell Collins, Inc. (or one of its Affiliate);

(2)	who elects to participate in the Plan;

(3)	who signs a Participation Agreement Form and a Beneficiary Designation Form;

(4)	whose signed Participation Agreement Form and Beneficiary Designation Form are accepted by the Committee or its delegate;

(5)	who commences participation in the Plan; and

(6)	who has not elected to terminate participation in the Plan.
A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if the spouse or former spouse has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
Notwithstanding any other provision of this Plan to the contrary, no Eligible Employee or any other person, individual or entity shall become a Participant in this Plan on or after the day on which a Change of Control occurs.
1.350 Participation Agreement means a written agreement, as may be amended from time to time, which is provided by an Eligible Employee or Participant to Committee or its delegate and is then accepted and approved by the said Committee or delegate. Each such Participation Agreement will provide for the entire benefit to which such Participant is entitled under the Plan. The Participation Agreement bearing the latest date of acceptance by the Committee or its delegate will supersede all previous such Participation Agreements in their entirety and will govern the Eligible Employee’s or Participant’s entitlement to benefits hereunder. The terms of any such Participation Agreement may be different for a particular Participant and may provide additional benefits not set forth in the Plan or may limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Committee or its delegate and the Participant.
1.360 Plan means this Rockwell Collins Deferred Compensation Plan, which is evidenced by this instrument and by the forms associated with the said instrument, as they may be amended from time to time.
1.370 Plan Year means each twelve-month period ending on the last day of December.
1.380 Predecessor Plan means the deferred compensation arrangements (namely the Rockwell International Corporation Deferred Compensation Plan) which were in effect and applicable to certain of the Participants hereunder immediately prior to the Effective Date of this Plan, as such arrangements were administered during the period preceding such Effective Date, it being specifically understood and herein provided that such Predecessor Plans form parts of this Plan. To the extent a Predecessor Plan remains in effect with respect to a Participant, it will be governed by the terms of this Plan, except as otherwise provided in Appendix A.
1.390 Pre-Retirement Survivor Benefit means the benefit set forth in Article VII.
1.400 Qualified Savings Plan means the Rockwell Collins Retirement Savings Plan, as amended from time to time.
1.410 Retirement, Retire(s) or Retired means, with respect to an Employee, severance from employment with the Company and all of its Affiliates for any reason other than a leave of absence, death or Disability on or after the attainment of his normal retirement or early retirement age.

1.420 Retirement Benefit means the benefit set forth in Article VI.
1.430 Salary Deferral Account means:
(a)	the sum of all of a Participant’s Annual Salary Deferral Amounts,

(b)	adjusted by amounts credited or debited (gains or losses) thereto, in accordance with the provisions of Section 4.020(b), as such provisions relate to such Salary Deferral Account, and

(c)	reduced by any amount debited thereon equal to the amount of all distributions made to the Participant or his Beneficiary pursuant to this Plan which are related to such Salary Deferral Account.
1.435 Section 409A means Section 409A of the Code and any regulations and other guidance issued thereunder.
1.440 Short-Term Payout means the payout set forth in Section 5.010 of the Plan.
1.450 Termination Benefit means the benefit set forth in Article VIII.
1.460 Termination of Employment means the severing of a Participant’s employment with the Company and all Affiliates, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.
1.470- Third-Party Administrator means an independent third party selected by the Trustee and approved by the individual who, immediately prior to a Change of Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”).
1.480 Trust means the master trust established by agreement between the Company and the Trustee, which will be a grantor trust.
1.490 Trustee means Wells Fargo Bank N.A., or any successor trustee of the Trust described in Section 1.480 of this Plan.
1.495 2005 Plan means the Rockwell Collins 2005 Deferred Compensation Plan.
1.500 Unforeseeable Financial Emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant which would result in severe financial hardship to the Participant and which itself results from:
(a)	a sudden and unexpected illness or accident of the Participant or a dependent of the Participant,

(b)	a loss of the Participant’s property due to casualty, or

(c)	such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the discretion of the Committee or its delegate.
ARTICLE II: PARTICIPATION
2.010 Select Group Defined. Since participation in the Plan is intended to be limited to a select group of management and highly compensated Employees, the Plan is only available to Eligible Employees of the Company and its Affiliates.
2.020 Commencement of Participation. As a condition to initial participation in this Plan, each Eligible Employee who wishes to participate in the Plan will be required to complete, execute and return to the Committee or its delegate a Participation Agreement Form and a Beneficiary Designation Form.
In the case of such an Eligible Employee’s initial election to become a Participant in a particular Plan Year, such documentation must be provided by the Eligible Employee to the Committee or its delegate within sixty (60) days following his being notified of his status as an Eligible Employee.
Notwithstanding the above, in the case of the Plan Year commencing on January 1, 2000, each Eligible Employee will be required to provide the Committee or its delegate with the above Participation Agreement Form and Beneficiary Designation Form on or before May 15, 2000, in order to evidence his desire to participate in the Plan in such Plan Year.
If an Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee or its delegate (including returning all required documents to the Committee or its delegate) in the time frames described in the above subsections, that the Eligible Employee will become a Plan Participant as soon as administratively practicable after he completes all such enrollment requirements, except that, if an individual becomes an Eligible Employee during the last three months of a calendar year, that Eligible Employee will become a Plan Participant on the first day of the next calendar year.
If an Eligible Employee fails to meet all such requirements within the period required that Eligible Employee will not be entitled to participate in the Plan until the first day of a subsequent Plan Year following the delivery to and acceptance by the Committee or its delegate of the required documents. In addition, the Committee or its delegate will establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.030 Termination of Participation and/or Deferrals. If the Committee or its delegate determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA §§201(2), 301(a)(3) and 401(a)(1), the Committee will have the right, in its sole discretion, to:
(a)	terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes,

(b)	prevent the Participant from making future deferral elections and/or

(c)	immediately distribute the Participant’s then Account Balance as a Termination Benefit and terminate the Participant’s participation in the Plan.
ARTICLE III: DEFERRAL AND COMPANY MATCH CREDITS
3.010 Base Annual Salary Deferral. Each Plan Participant will be permitted to make an irrevocable election to defer (such Deferral Election to be made in whole percentages) receipt of an amount equal to one percent (1%) through fifty percent (50%) of his Base Annual Salary.
(a)	If an Eligible Employee first becomes a Participant after the first day of a Plan Year, or in the case of the Plan Year beginning on January 1, 2000, if such Base Annual Salary Deferral Election goes into effect for the period between June 1, 2000 through December 31, 2000, the Base Annual Salary Deferral will be for an amount equal to the percentage set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is twelve (12), with the effect that the Participant’s deferred Base Annual Salary would be limited to the amount of salary not yet earned by the Participant as of the date the Participant submits a Participation Agreement Form to the Company or an Affiliate for acceptance.

(b)	For each succeeding Plan Year, a Participant, will be permitted, in his sole discretion, to make a similar irrevocable election for the following Plan Year (and such other elections as the Committee or its delegate deems necessary or desirable) and must deliver such Deferral Election to the Company or an Affiliate on a new Deferral Election Form before December 1st of the Plan Year immediately preceding the Plan Year for which the deferral is intended. If no such Deferral Election Form is timely delivered for a Plan Year, the Annual Deferral Amount will be zero for that Plan Year.

(c)	During each Plan Year, the Base Annual Salary Deferral Amount will be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary.
3.020 Incentive Compensation Deferral. In addition to the Base Annual Salary deferral described in the preceding Section, each Participant will be permitted to irrevocably elect to defer receipt of an amount equal to one percent (1%) through one hundred percent (100%), such Deferral Election to be made in whole percentages, of the amount of any Incentive Compensation which he might be awarded.
In general, such Deferral Election will be made on a Deferral Election Form and will apply to Incentive Compensation to which the Participant might be entitled for the fiscal year immediately following such Deferral Election.
Notwithstanding the above, however, in the case of deferral of Incentive Compensation awarded for the Company’s 2000 fiscal year, such Deferral Election will be effective for that said 2000 fiscal year, provided that the Deferral Election is made on or before May 15, 2000.

The Incentive Compensation Deferral Amount will be withheld at the time the said Incentive Compensation are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
3.030 Annual Company Match Amount. A Participant’s Annual Company Match Amount for any Plan Year will be equal to the amount that the Company would have contributed to the Participant’s account in the Qualified Savings Plan as a matching contribution or other employer contribution to that Plan or would have credited to such Participant’s account in the Non-Qualified Savings Plan as a matching credit or other similar credit, but for the fact that the Participant elected to defer Base Annual Salary pursuant to the provisions of Section 3.010 of this Plan. The Annual Company Match Amount which is attributable to a Participant’s Annual Salary Deferral Amount for a particular Plan Year will be calculated in the first month of the immediately succeeding Plan Year and will be credited to the Participant’s Company Match Account no later than January 31st of such succeeding Plan Year.
(a)	In the event of a Participant’s Retirement or death, the Participant’s Company Match Account will be credited with the Annual Company Match Amount for the Plan Year in which he Retires or dies.

(b)	If a Participant is not employed by the Company or an Affiliate as of the last day of a Plan Year for any reason other than the Participant’s Retirement or death, the Annual Company Match Amount for such Plan Year will be zero.
3.040 Deferral of CSSIP Bonus Payments. In addition to the Base Annual Salary and Incentive Compensation deferrals described in the preceding Sections, a Participant who is entitled to receive, as determined by the Company, a CSSIP Bonus may irrevocably elect to have such Bonus not paid to him at that time and have all of such Bonus deferred and credited to his CSSIP Bonus Deferral Account.
(a)	In general, such Deferral Election will be made on a Deferral Election Form and will apply to any CSSIP Bonus to which the Participant might be entitled for calendar year 2003 or for the calendar year immediately following that year, if the Committee should determine to pay such CSSIP Bonus in two installments.

(b)	Notwithstanding any other provision of the Plan to the contrary, in the case of deferral of a CSSIP Bonus otherwise payable in calendar year 2003, the Deferral Election related thereto will be effective for that year, if the said Election is made on or before November 1, 2003.
ARTICLE IV: PLAN ACCOUNTS
4.010 Vesting.
(a)	A Participant will have a one hundred percent (100%) vested interest in his Deferral Account and in his Company Match Account.

(b)	Notwithstanding anything to the contrary contained in this Plan from time to time, in the event of a Change of Control, a Participant’s Deferral Account, Company Match Account and any other interest of his under this Plan at the time of the occurrence of the Change of Control will remain one hundred percent (100%) vested, if such interest is already 100% vested at that time and, if such interest is not one hundred percent (100%) vested at that time, will immediately become one hundred (100%) vested.
4.020 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or its delegate, in its sole discretion, amounts will be credited or debited to a Participant’s Account Balance in the manner set forth in the provisions of this Section; provided, however, that the said provisions will apply individually to, and be administered separately for, on the one hand, the Participant’s Salary Deferral and Company Match Accounts and, on the other hand, his Incentive Compensation Deferral Account, with the intention that that the Participant will be permitted to make separate elections with respect to each.
(a)	Allocation to Measurement Funds. A Participant, in connection with his initial Deferral Election in accordance with Section 3.010 or 3.020 above, will be permitted to also elect to have one or more Measurement Funds used to determine the amounts to be credited to his Account Balance and his election will continue to be in effect thereafter, unless it should be changed in accordance with subsection (c).

(b)	Crediting or Debiting Method. The performance (either positive or negative) of each elected Measurement Fund will be determined by the Committee or its delegate, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance will be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee or its delegate in its sole discretion, as though:
(1)	a Participant’s Account Balance were actually invested in the Measurement Fund(s) selected by the Participant as of the close of business on any business day, at the closing price on that day;

(2)	the portion of the Annual Deferral Amount that was actually deferred during any pay period were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable on such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Base Annual Salary through reductions in his payroll, at the closing price on such date; and

(3)	any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the applicable percentages, no earlier than one business day prior to the distribution, at the closing price on such date.
(c)	Transfers among Measurement Funds. The Participant will be permitted to change, on a daily basis, any previous Measurement Fund election or elections he has made with regard to his Account Balance. The elections and changes to such elections which a Participant makes pursuant to this subsection will be made by means of any method (including any available telephonic or electronic method which is acceptable to the Committee or its delegate at the time the election or change is made by the Participant), and may be made at any time and will be effective as of the New York Stock Exchange closing immediately following the making of that election or change; provided, however, if it is determined by the Committee or its delegate that an investment election made by a Participant is invalid or defective, the Participant’s election, until duly corrected by him, will be deemed to have been made in favor of whatever short-term, money market vehicle is available under the Plan at that time.

(d)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance will not be considered or construed in any manner as an actual investment of his Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant will have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his behalf by the Company or the Trust. The Participant will at all times remain an unsecured creditor of the Company.

(e)	Company Reservation of Rights. Consistent with the preceding sentence, nothing to the contrary in this Plan or any of its forms or communication material, nor in any document associated with the Trust, should be interpreted or understood to provide Participants or their Beneficiaries with any current, direct rights with respect to the assets held by the Trustee in the Trust.
4.030 Amounts Credited Pursuant to Predecessor Plans. Notwithstanding the provisions of Section 4.020, in the case of amounts which were credited to any Predecessor Plan prior to the Effective Date as incentive compensation plan deferrals, such amounts will be separately accounted for hereunder and will continue to be adjusted and administered (specifically including application, on a quarterly basis, of the Interest Rate to a Participant’s account in such Predecessor Plan) in the manner previously in effect under such Predecessor Plan and as set forth in Appendix A; provided, however, that, unless otherwise provided in the said
Appendix A, administration of such Predecessor Plan deferrals will be in accordance with the provisions of this Plan as they apply to amounts deferred after the Effective Date.
4.040 FICA and Other Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Company or any Affiliate employing the Participant will withhold from that portion of the Participant’s Base Annual Salary, Incentive Compensation or CSSIP Bonus which is not being deferred the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount.

(b)	Company Match Amounts. For each Plan Year in which a Company Match Account is credited to a Participant, the Company or any Affiliate employing the Participant will withhold the Participant’s share of FICA and other employment taxes on the amount credited to such Company Match Account.

(c)	Distributions. The Company or any Affiliate employing the Participant, or the Trustee of the Trust, will withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.
4.050 Treatment of CSSIP Bonus Deferrals and Accounts. Unless otherwise specifically provided herein to the contrary, in all respects and phases of administration of this Plan, CSSIP Bonus Deferrals and CSSIP Bonus Accounts will be deemed as being a form of and will be treated in the same manner as, respectively, Incentive Compensation Deferrals and Incentive Compensation Deferral Accounts.
ARTICLE V: SHORT-TERM PAYOUTS AND WITHDRAWALS
5.010 Short-Term Payouts. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future Short-Term Payout from the Plan with respect to such Annual Deferral Amount.
(a)	Subject to the Deduction Limitation, the said Short-Term Payout will be a lump sum payment in an amount that is equal to the Annual Deferral Amount, as adjusted for amounts credited or debited in the manner provided in Section 4.020 on that amount, determined at the time that the Short-Term Payout becomes payable (rather than at the date of a Termination of Employment).

(b)	Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected will be paid out during a sixty (60) day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three-year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2001, the three-year Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2005.

(c)	Should an event occur that triggers a benefit under Article VI or VII, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under this Section will not be paid in accordance with this Section, but will instead be paid in accordance with the other applicable Article.

(d)	Notwithstanding any other provision in this Plan to the contrary, the Short-Term Payout described in this Section will only be available with respect to Annual Deferral Amounts which are deferred after the Effective Date and will specifically not be available to amounts which were deferred by a Participant pursuant to the provisions of a Predecessor Plan.
5.020 Withdrawal for Unforeseeable Financial Emergencies. In the event that any Participant should encounter an Unforeseeable Financial Emergency, such Participant may:
(a)	petition the Committee or its delegate to suspend any deferrals required to be made on his behalf, and/or

(b)	petition the Committee or its delegate to permit him to receive a partial or full payout from the Plan. Such a payout will not exceed the lesser of —
(1)	the Participant’s Account Balance, calculated as if the Participant were receiving a Termination Benefit, or

(2)	the amount reasonably needed to satisfy the Unforeseeable Financial Emergency.
If, subject to the sole discretion of the Committee or its delegate, the petition for a suspension and/or payout is approved, suspension will take effect on the date of approval and any payout will be made within sixty (60) days of the date of approval. The payment of any amount under this Section will not be subject to the Deduction Limitation.
5.030 Withdrawal Election. A Participant (or, after a Participant’s death, the Participant’s Beneficiary) may elect, at any time, to withdraw some or all of the Participant’s Account Balance, even though the Participant (or the Participant’s Beneficiary) has not encountered an Unforeseeable Financial Emergency at the time of such withdrawal, but the withdrawal will be subject to the provisions of this Section.
(a)	The amount of the withdrawal will be subject to imposition of a withdrawal penalty equal to ten percent (10%) of such amount (the net amount being referred to in this Section as the “Withdrawal Amount”).

(b)	Such an election may be made at any time, before or after the Participant’s Retirement, Disability, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule.
The Participant (or his Beneficiary) will be required to make this election by giving the Committee or its delegate advance written notice of the election in a form determined from time to time by the Committee or its delegate. The Participant (or his Beneficiary) will be paid the Withdrawal Amount within sixty (60) days of his election. Once a Withdrawal Amount has been paid, the Participant’s participation in the Plan will be suspended and the Participant will not be eligible to elect Base Annual Salary Deferrals and Incentive Compensation Deferrals, nor will he be eligible to have Annual Company Match Amounts credited to his Company Match Account, during the three-year period immediately following payment of the Withdrawal amount; provided, however, that such Participant will be eligible to have a pro rata portion of the Company Match Amount attributable to the portion of the Plan Year immediately prior to such a withdrawal credited to his Company Match Account. The payment of this Withdrawal Amount will not be subject to the Deduction Limitation.
ARTICLE VI: RETIREMENT BENEFITS
6.010 Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires will receive, as a Retirement Benefit, his Account Balance.
6.020 Payment of Retirement Benefit. A Participant, in connection with his commencement of participation in the Plan, may elect to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of periods of from two (2) through fifteen (15) years. The Participant may change any election he has previously made to a different payout period permitted hereunder, but only one such a change may be made with respect to any single election. Such change will be accomplished by the Participant notifying the Committee or its delegate in writing or electronically, but such change will not be valid, unless it has been submitted by the Participant and accepted by the Committee or its delegate (in the Committee’s or delegate’s discretion) at least one (1) year prior to the Participant’s Retirement. The election most recently accepted by the Committee or its delegate shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant Retires. Any payment made shall be subject to the Deduction Limitation.
6.030 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary:
(a)	over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or

(b)	in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee or its delegate, which is equal to the Participant’s unpaid remaining Account Balance.
ARTICLE VII: PRE-RETIREMENT SURVIVOR BENEFIT
7.010 Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he Retires, experiences a Termination of Employment or suffers a Disability.
7.020 Payment of Pre-Retirement Survivor Benefit. A Participant, in connection with his commencement of participation in the Plan, may elect, on a written or electronic form approved by and filed with the Committee or its delegate, whether the Pre-Retirement Survivor Benefit should be received by his Beneficiary in a lump sum or pursuant to an Annual Installment Method of periods of from 2 through 15 years. The Participant may annually change this election to an allowable alternative payout period by submitting a new written or electronic election form with the Committee or its delegate. The Beneficiary Designation Form most recently filed with the Committee or its delegate prior to the Participant’s death will govern the payout of the Participant’s Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit will be paid in a lump sum. Despite the foregoing, if the Participant’s Account Balance at the time of his death is less than $25,000, payment of the Pre-Retirement Survivor Benefit may be made, in the sole discretion of the Committee or its delegate, in a lump sum or pursuant to an Annual Installment Method of not more than five (5) years. The lump sum payment will be made, or installment payments will commence, no later than sixty (60) days after the last day of the Plan Year in which the Committee or its delegate is provided with proof that is satisfactory to the Committee or its delegate of the Participant’s death. Any payment made will be subject to the Deduction Limitation.
ARTICLE VIII: TERMINATION BENEFIT
8.010 Termination Benefit. Subject to the Deduction Limitation, the Participant will receive a Termination Benefit, which will be equal to the Participant’s Account Balance if a Participant experiences a Termination of Employment prior to his Retirement or death.
8.020 Payment of Termination Benefit. The form of payment of a Participant’s Account Balance, if such payment is due to the Participant’s Termination of Employment, will in all cases be a lump sum in cash. Payment of such Termination Benefit will be paid within the first sixty (60) days of the calendar year immediately following the Plan Year which includes the date of the Participant’s Termination of employment.
ARTICLE IX: DISABILITY WAIVER AND BENEFIT
9.010 Disability Waiver.
(a)	Waiver of Deferral. A Participant who is determined by the Committee or its delegate to be suffering from a Disability will be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from his Base Annual Salary and/or Incentive Compensation for the Plan Year during which he first suffers a Disability. During the period of Disability, such Participant will not be permitted to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b)	Return to Work. If a Participant returns to employment after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his return to employment or service and for every Plan Year thereafter while he is a Participant in the Plan.

9.020 Continued Eligibility; Disability Benefit. A Participant suffering a Disability will, for benefit purposes under this Plan, continue to be considered to be employed and will be eligible for the benefits provided for hereunder. Notwithstanding the above, the Committee or its delegate will have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant will receive a Disability Benefit equal to his Account Balance at the time of the Committee’s or its delegate’s determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she will be paid in accordance with Article VI. The Disability Benefit will be paid in a lump sum within sixty (60) days of the Committee’s or its delegate’s exercise of such right. Any payment made will be subject to the Deduction Limitation.
ARTICLE X: BENEFICIARY DESIGNATION
10.010 Beneficiary. Each Participant will have the right, at any time, to designate his Beneficiary or Beneficiaries (both primary and contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
10.020 Beneficiary Designation or Change of Designation. A Participant will be permitted to designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its delegate. A Participant will have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s or its delegate’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee or its delegate of a new Beneficiary Designation Form, all Beneficiary designations previously filed will be canceled. The Committee or its delegate will be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee or its delegate prior to the Participant’s death.
10.030 Spousal Consent Required. If a Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee or its delegate, must be signed by that Participant’s spouse and returned to the Committee or its delegate.
10.040 Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received and acknowledged in writing by the Committee or its delegate.

10.050 Absence of Valid Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in the preceding Sections or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary will be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary will be payable to the executor or personal representative of the Participant’s estate.
10.060 Doubt as to Beneficiary. If the Committee or its delegate has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee or its delegate will have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee’s or the delegate’s satisfaction.
10.070 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary will fully and completely discharge the Company and all of its Affiliates and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in this Plan will terminate upon such full payment of benefits.
ARTICLE XI: LEAVE OF ABSENCE
11.010 Paid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant for any reason to take a paid leave of absence, the Participant will continue to be considered to be an Employee and the Annual Deferral Amount will continue to be withheld during such paid leave of absence.
11.020 Unpaid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant to take an unpaid leave of absence, the Participant will continue to be considered to be an Employee and the Participant will be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals will resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral will be withheld.
ARTICLE XII: TERMINATION, AMENDMENT OR MODIFICATION
12.010 Termination. Although the Company and each Affiliate anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company or any such Affiliate will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Board of Directors. Upon the termination of the Plan, the participation of affected Participants will terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he had Retired on the date of Plan termination, will be paid to the Participants as follows:

Prior to a Change of Control, if the Plan is terminated with respect to all of its Participants, the Company will have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with amounts credited and debited during the installment period as provided herein. If the Plan is terminated with respect to less than all of its Participants, the Company or the Affiliate employing an affected Participant will be required to pay such benefits in a lump sum.
12.020 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by action of the Board of Directors; provided, however, that:
(a)	no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification;

(b)	no amendment or modification of this Section 12.020 Plan shall be effective; and

(c)	the amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification
12.030 Amendment of Individual Participation Agreement Forms. Despite the provisions of Sections 12.010 and 12.020, if a Participant’s Participation Agreement Form contains benefits or limitations that are not contained in this Plan document, the Company or Affiliate may only amend or terminate such provisions with the consent of the Participant.
12.040 Effect of Payment. The full payment of all applicable benefits hereunder shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan.
ARTICLE XIII: ADMINISTRATION
13.010 Committee Duties. Except as otherwise provided in this Article, this Plan will be administered by the Committee and its delegates. Members of the Committee may be Participants under this Plan. The Committee will also have the discretion and authority to:
(a)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and

(b)	decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.
Any individual serving on the Committee who is a Participant will not be permitted to vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee will be entitled to rely on information furnished by a Participant or the Company.

13.020 Administration Upon Change of Control. Notwithstanding any other provision of this Plan to the contrary, upon and after the occurrence of a Change of Control, the Plan will be administered by the Third-Party Administrator. The Third-Party Administrator so selected will have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited, to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change of Control, such administrator will have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.
Upon and after the occurrence of a Change of Control, the Company will be required to:
(a)	pay all reasonable administrative expenses and fees of the Third-Party Administrator;

(b)	indemnify the Third-Party Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of such administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the said administrator or its employees or agents; and

(c)	supply full and timely information to the Third-Party Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Third-Party Administrator may reasonably require.
Upon and after a Change of Control, the Third-Party Administrator may not be terminated by the Company and may only be terminated (and a replacement appointed) by the Trustee, but only with the approval of the Ex-CEO.
13.030 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer. The Company’s Vice President, Compensation will at all times, unless otherwise determined by the Committee, be deemed to be and shall be specifically referred to herein as the Committee’s delegate for all purposes herein.
13.040 Binding Effect of Decisions. The decision or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.
13.050 Indemnity of Committee. The Company and its Affiliates shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Committee or its delegate against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or such Employee.

13.060 Employer Information. To enable the Committee and its delegates to perform their functions, the Company will supply full and timely information to the Committee and delegates on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or its delegate may reasonably require.
ARTICLE XIV: OTHER BENEFITS AND AGREEMENTS
14.010 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Affiliates. The Plan will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XV: CLAIMS PROCEDURE
15.010 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its delegate a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
15.020 Notification of Decision. The Committee or its delegate will consider a Claimant’s claim within a reasonable time, and will notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee or its delegate has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

(c)	the specific reason(s) for the denial of the claim, or any part of it;
(1)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(2)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(3)	an explanation of the claim review procedure set forth in Section 15.030 below.

15.030 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee or its delegate that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee or its delegate a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee or its delegate, in its sole discretion, may grant.
15.040 Decision on Review. The Committee or its delegate will render any decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s or its delegate’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee or its delegate deems relevant.
15.050 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XV is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XVI: TRUST
16.010 Establishment of the Trust. The Company shall establish the Trust (which may be referred to herein as a “Rabbi Trust”). The Trust shall become irrevocable upon a Change of Control (to the extent not then irrevocable). After the Trust has become irrevocable with respect to the Plan, except as otherwise provided in Section 12 of the Trust, the Trust shall remain irrevocable with respect to the Plan until all benefits due under the Plan and benefits and account balances due to participants and beneficiaries under any other plan covered by the Trust have been paid in full. Upon establishment of the Trust, the Company shall provide for funding of the Trust in accordance with the terms of the Trust.
16.020 Interrelationship of the Plan and the Trust. The provisions of the Plan and each Participant’s Participation Agreement Form will govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust will govern the rights of the Company and its Affiliates, Participants and the creditors of the Company and its Affiliates to the assets transferred to the Trust. The Company and each of its Affiliates employing any Participant will at all times remain liable to carry out their obligations under the Plan.

16.030 Distributions From the Trust. The Company’s and each of its Affiliate’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution will reduce their obligations under this Plan.
16.040 Rabbi Trust. The Rabbi Trust shall:
(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	become irrevocable upon a Change of Control (to the extent not then irrevocable); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.
ARTICLE XVII: MISCELLANEOUS
17.010 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code §401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1). The Plan will be administered and interpreted to the extent possible in a manner consistent with that intent.
17.020 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or its Affiliates. For purposes of the payment of benefits under this Plan, any and all of the Company’s or Affiliate’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company or Affiliate. The Company or Affiliate’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
17.030 Company Liability. The Company’s or an Affiliate’s liability for the payment of benefits will be defined only by the Plan and the Participant’s specific Participation Agreement Form. The Company and its Affiliates will have no obligation to a Participant under the Plan, except as expressly provided in the Plan and the Participant’s Participation Agreement Form.
17.040 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.050 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any of its Affiliates and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discipline or discharge the Participant at any time.
17.060 Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee or its delegate by furnishing any and all information requested by the Committee or its delegate and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee or its delegate may deem necessary.
17.070 Terms. Whenever any words are used herein in the masculine, they should be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they should be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
17.080 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.
17.090 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of Iowa.
17.100 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Vice President, Compensation
Rockwell Collins, Inc.
400 Rockwell Collins Road NE
Cedar Rapids, Iowa 52498
Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.110 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
17.120 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant will automatically pass to the Participant and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will such interest pass under the laws of intestate succession.
17.130 Validity. In case any provision of this Plan should be found to be illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this Plan should be construed and enforced as if such illegal or invalid provision had never been inserted herein.
17.140 Minors, Incompetent Persons, etc. If the Committee or its delegate determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee or its delegate may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee or its delegate may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such payment amount.
17.150 Court Order. The Committee or its delegate is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee or its delegate, in its sole discretion, will have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
17.160 Distribution in the Event of Taxation.
(a)	In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee or its delegate before a Change of Control, or the Trustee of the Trust after a Change of Control, for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant should not be unreasonably withheld (and, after a Change of Control, must be granted), the Company or, as applicable, its Affiliate will distribute to the Participant immediately available funds in an amount equal to the taxable portion of his benefit (which amount will not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution will be made within 90 days of the date when the Participant’s petition is granted. Such a distribution will affect and reduce the benefits to be paid under this Plan.

(b)	Trust. If the Trust terminates in accordance with provisions thereof and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant’s benefits under this Plan will be reduced to the extent of such distributions.
17.170 Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, will be the sole owner and beneficiary of any such insurance. The Participant will have no interest whatsoever in any such policy or policies, and at the request of the Company will submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.
17.180 Legal Fees To Enforce Rights After Change of Control. The Company is aware that upon the occurrence of a Change of Control, the Board of Directors (which might then be composed of new members) or a shareholder of the Company or of any successor corporation might then cause or attempt to cause the Company, an Affiliate or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Affiliate to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company, an Affiliate of the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Affiliate or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, one or more of its Affiliates or any director, officer, shareholder or other person affiliated with the Company, any such Affiliate any successor thereto in any jurisdiction.
17.190 Requirement for Release. Any payment to any Participant or a Participant’s present, future or former spouse or Beneficiary in accordance with the provisions of this Plan will, to the extent thereof, be in full satisfaction of all claims against the Plan, the Trustee and the Company, and the Trustee may require such Participant or Beneficiary, as a condition precedent to such payment to execute a receipt and release to such effect.

ARTICLE XVIII: SECTION 409A
Effective as of January 1, 2005, for purposes of retaining “grandfathered” status under Section 409A, this Plan is limited to account balances that were earned and vested as of December 31, 2004 (and any earnings deemed credited thereon). Effective as of January 1, 2005, any account balances under the Plan that were earned and vested after December 31, 2004 (and any earnings deemed credited thereon) will be credited under, and all liabilities related thereto will be transferred to, the 2005 Plan.

Appendix A
PREDECESSOR PLAN PROVISIONS
The following provisions shall apply with respect to the Participants, as applicable, in the Allen Bradley and Rockwell Predecessor Plans.
I. Accounts.
With respect to a Participant’s incentive compensation deferrals under one of the Predecessor Plans for periods prior to the Effective Date, the value of any such Participant’s account will be determined as of the last day of a calendar year quarter (the “Determination Date”) and will be equal to the total of the Participant’s Lump Sum Payment and Installment Payment Sub-Accounts.
The value of each such Sub-Account will consist of:
(1)	the balance of such Sub-Account as of the last preceding Determination Date, plus

(2)	any Deferred Compensation credited to such Sub-Account since the last preceding Determination date, plus

(3)	the sum of the three (3) monthly amounts determined by multiplying the average daily balance of such Sub-Account during each of the three calendar months since the last preceding Determination Date by the Interest Rate applicable to such month, minus

(4)	the amount of all Plan Benefits, if any, paid during the period since the last preceding Determination Date.
Interest, determined as provided in (3) above, will be credited to each such Sub-Account as of the Determination Date as of which such Sub-Account is valued.
II.	Retirement Distributions and Withdrawals of Predecessor Plan Accounts.

(a)	With respect to the provisions of the Predecessor Plans which were in effect immediately prior to the Effective Date of this Plan as they regard benefits payable at retirement or employment termination to a Participant, or at the time of a Participant’s death, to his Beneficiary, such provisions shall remain in effect hereunder, but only with respect to amounts deferred prior to the Effective Date of this Plan (and earnings thereon pursuant to the preceding Section of this Appendix).

(b)	No Plan Benefit shall be payable prior to a Participant in one of the Predecessor Plans prior to his termination of employment, except that, in the case of the Rockwell Predecessor Plan, the Committee or its delegate may permit a Participant or, after a Participant’s death, a Participant’s Beneficiary or other person or entity entitled to receive such Predecessor Plan benefit to withdraw from his Account prior to his termination of employment:

(1)	an amount necessary to meet a financial hardship, or

(2)	his entire Account balance
Either type of withdrawal shall be requested by written notice to the Committee or its delegate and the amount of the withdrawal shall be paid within forty-five (45) days after receipt of the written notice.
III. Funding of Rabbi Trust for Account Balances upon Change of Control.
The Company shall fund the Trust in immediately available funds for the benefit of each Participant, surviving spouse, joint annuitant or beneficiary with respect to Accounts under the Predecessor Plans in accordance with the terms of the Trust. Such Trust, as it regards such Predecessor Plan amounts, shall:
(a)	be a non-qualified grantor trust which satisfies in all material respects the requirement of Revenue Procedure 92-64, 1992-2 CB 122 (or any successor Revenue Procedure or other applicable authority);

(b)	become irrevocable upon change of Control (to the extent not then irrevocable); and

(c)	provide that any successor trustee shall be a bank trust department or other party that may be granted corporate trustee powers under state law.

Appendix B
MEASUREMENT FUNDS
Measurement Funds (and their underlying benchmark mutual funds) are listed below in alphabetical order:
•	Balanced Fund
Fidelity Puritan Fund
The objective of this balanced mutual fund is to obtain income and capital growth consistent with reasonable risk.
This fund invests approximately 60% of its assets in stocks and other equity securities and the remainder in investment grade bonds and other investment grade debt securities, including medium and high quality debt securities. The fund will invest at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock). The fund may invest in domestic and foreign issuers.
•	Blue Chip Growth Fund
Fidelity Blue Chip Growth Fund
The objective of this growth mutual fund is to increase the value of investments over the long term through capital growth.
The fund invests primarily in common stocks of well-known and established companies. Normally at least 65% of the fund’s total assets are invested in blue chip companies. The fund may also invest in companies with above-average growth potential that the fund’s manager believes are positioned to become the blue chips of the future.
•	Capital & Income Fund
Fidelity Capital & Income Fund
The objective of this income mutual fund is to obtain a combination of current income and capital growth.
This fund invests in equity and debt securities, including defaulted securities, with an emphasis on lower-quality debt securities. The fund may also invest in securities of domestic and foreign issuers. This fund carries a “short-term trading fee” which is charged to discourage short-term buying and selling of fund shares. If shares are sold after being held for less than 365 days, the fund will deduct a short-term trading fee equal to 1.5% of the value of the shares sold.

•	Diversified International Fund
Fidelity Diversified International Fund
The objective of this growth mutual fund, which invests overseas, is to increase the value of investments over the long term through capital growth.
This fund normally invests at least 65% of total assets in foreign securities. In selecting securities the fund employs computer-aided quantitative analysis supported by fundamental research. This fund will carry a “short-term trading fee” which will be charged to discourage short-term buying and selling of fund shares. If shares are sold after being held for less than 30 days, the fund will deduct a short-term trading fee from your account equal to 1.0% of the value of the shares sold.
•	Equity Income Fund
Fidelity Equity Income Fund
The objective of this growth and income mutual fund is to obtain reasonable income to while considering the potential for capital appreciation. It seeks to provide a yield that exceeds the yield of the securities in the Standard & Poors 500 Index.
The fund normally invests at least 65% of total assets in income-producing equity securities, which tend to lead to investments in large cap stocks. The fund potentially invests in other types of equity and debt securities, including lower-quality debt securities. The fund may invest in securities of domestic and foreign issuers.
•	Fidelity Fund
Fidelity Fund
This growth and income mutual fund strives to obtain long-term capital growth.
The fund invests primarily in common stocks. It potentially invests a portion of its assets in bonds, including lower-quality debt securities. The fund invests in domestic and foreign issuers.
•	Investment Grade Bond Fund
Fidelity Investment Grade Bond Fund
The objective of this income mutual fund is to obtain high current income.
This fund normally invests in U.S. dollar-denominated investment-grade bonds (those of medium and high quality). The fund is managed to have similar overall interest rate risk to the Lehman Brothers Aggregate Bond Index. Assets are allocated across different market sectors and maturities.

•	Market Index Fund
Spartan® 500 Market Index Fund
This mutual fund seeks to obtain investment results that correspond to the total return (i.e. the combination of capital changes and income) of common stocks publicly traded in the United States, as represented by the Standard & Poors 500 Index (S&P 500®), while keeping transaction costs and other expenses low.
The fund normally invests at least 80% of its assets in common stock included in the
S&P 500. The fund may lend securities to earn income for the fund. This fund carries a “short-term trading fee” which is charged to discourage short-term buying and selling of fund shares. If shares are sold after being held for less than 90 days, the fund will deduct a short-term trading fee from your account equal to 0.50% of the value of the shares sold.
•	Mid-Cap Stock Fund
Fidelity Mid-Cap Stock Fund
The objective of this growth mutual fund is to increase the value of investments over the long term through capital growth.
The fund normally invests at least 65% of total assets in common stocks of companies with medium market capitalizations (those with market capitalizations similar to companies in the S&P MidCap 400). The fund may invest in companies with smaller or larger market capitalizations. The fund may also invest in domestic and foreign issuers.
•	Small Cap Fund
Fidelity Small Cap Selector
This mutual fund seeks to obtain capital appreciation.
This fund normally invests at least 65% of total assets in securities of companies with small market capitalizations (those with market capitalizations similar to companies in the Russell 2000® Index). The fund will primarily invest in common stock. The fund may also invest in domestic and foreign issuers. This fund carries a “short-term trading fee” which is charged to discourage short-term buying and selling of fund shares. If shares are sold after being held for less than 90 days, the fund will deduct a short-term trading fee from your account equal to 1.5% of the value of the shares sold.

•	US Govt. Money Market Fund
Spartan US Government Money Market Fund
The objective of this fund is to obtain as high a level of current income as is consistent with preservation of capital and liquidity.
This fund invests in U.S. Government securities and repurchase agreements for those securities, and enters reverse repurchase agreements. The fund invests in compliance with industry-standard requirements for money market funds for the quality, maturity and diversification of investments.